                                            Exhibit 99.1
Guild Holdings Company Appoints Gioia Messinger to Its Board of Directors

SAN DIEGO--(BUSINESS WIRE) June 28, 2022--Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced the appointment of Gioia Messinger to its board of directors, effective July 1, 2022. This brings the number of board members to seven.

Ms. Messinger has more than three decades of executive experience as a founder, chief executive officer, board member, and venture capital advisor. Since 2012, she has served as founder and principal of LinkedObjects, Inc., a strategic advisory services business focused on digital transformation. From 2004 to 2012, Ms. Messinger served as founder and chief executive officer of Avaak, Inc., now Arlo Technologies, a leading home security systems company.

“Gioia has a proven track record of creating value for companies as a seasoned, independent board member of public and private companies,” said Patrick Duffy, chairman of the Guild board. “She has experience in finance, audit and risk, nominating and governance, and compensation committees. As we continue to grow nationally, the board, company and shareholders will benefit from her diverse perspective as a thought leader and strategic visionary and a proven record in innovation, business development, strategic planning, M&A and digital transformation.”

Currently, Ms. Messinger is an advisor to several startups and serves on the board of One Stop Systems (NASDAQ: OSS), a provider of high-performance computing used for artificial intelligence (AI), Indyme Solutions, LLC, a provider of AI solutions for the world’s largest retailers and CARI Health, Inc., a developer of innovative personalized healthcare solutions. She is a member of the dean’s council of advisors at the University of California San Diego, Jacobs School of Engineering. She is a member of the Latino Corporate Directors Association. Ms. Messinger obtained her MBA from the Paul Merage School of Business at the University of California Irvine and her B.S. in Computer Engineering from UC San Diego.

Said Ms. Messinger, “Guild has achieved an admirable growth record because of the quality of its people, culture and distinct business model. I’m pleased to be joining the board and help the team drive sustainable growth across economic cycles.”

About Guild Mortgage
Founded in 1960 when the modern U.S. mortgage industry was just forming, Guild Mortgage Company is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild’s collaborative culture and commitment to diversity and inclusion enable it to deliver a personalized experience for each customer. With more than 4,500 employees and over 250 retail branches, Guild has relationships with credit unions, community banks, and other financial institutions and services loans in 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. Its shares trade on the New York Stock Exchange under the symbol GHLD.

Investors:
investors@guildmortgage.net
858-956-5130

Media:
Melissa Rue
Nuffer, Smith, Tucker
mkr@nstpr.com
619-296-0605 Ext. 247